Exhibit 2.1

PURCHASE AND SALE AGREEMENT

Dated as of November 21, 2016

between

CRIMSON EXPLORATION OPERATING, INC.

as Seller, and

PETROSHARE CORP.

as Buyer

Purchase and Sale Agreement

	(i)	No Violation of Laws	8

	(j)	Equipment	8

	(k)	No Bankruptcy	8

	(l)	Royalties	8

	(m)	Material Contracts; Leases	8

	(n)	Permits	8

	(o)	Pending Operations	8

	(p)	Definition of Seller’s Knowledge	8

7.	Representations of Buyer		8

	(a)	Qualifications	8

	(b)	Authority	9

	(c)	Enforceability	9

	(d)	No Violation	9

	(e)	Permits	9

	(f)	Sufficient Funds	9

	(g)	Knowledgeable Investor	9

	(h)	No Reliance	9

	(i)	No Brokers’ Fees	10

8.	Due Diligence Review		10

	(a)	Records	10

	(b)	Inspections	10

9.	Operations Pending Closing		10

10.	Conditions of Closing by Seller		11

11.	Conditions of Closing by Buyer		11

12.	Other Events		12

	(a)	Casualty Loss	12

	(b)	Preferential Purchase Rights	12

	(c)	Consents	12

13.	Closing		13

14.	Transactions at Closing		13

15.	Post-Closing Adjustments; Delivery of Records		14

	(a)	Post Closing Adjustments	14

	(b)	Delivery of Records	14

16.	Taxes and Suspended Funds		15

	(a)	Taxes	15

	(b)	Transfer Taxes	15

	(c)	Suspense Accounts	15

17.	Proceeds and Expenses		15

	(a)	Proceeds Prior to Effective Time	15

	(b)	Proceeds On and After Effective Time	16

	(c)	Expenses	16

	(d)	Overhead Expenses	16

18.	Indemnity of Seller		16

	(a)	Seller’s Indemnity	16

	(b)	Claims Date	17

	(c)	Notice and Defense	17

	(d)	Small Claims	17

	(e)	Deductible	17

	(f)	Aggregate Limitation on Seller’s Liability	17

	(g)	Compliance with Express Negligence Rule	17

	(h)	Exclusivity	18

	(i)	Buyer’s Knowledge; Disclosure Schedules	18

19.	Assumption of Obligations and Indemnities of Buyer		18

	(a)	Assumption by Buyer	18

	(b)	Buyer’s Indemnity	19

	(c)	Compliance with Express Negligence Rule	19

20.	DISCLAIMERS AND WAIVERS		19

	(a)	Title Waiver	19

	(b)	No Reliance	19

	(c)	Limited Duties	19

	(d)	Defects	20

	(e)	Records Disclaimer	20

	(f)	Environmental Waiver And Release	20

	(g)	Consequential Damages Waiver	20

21.	Confidentiality	21

22.	Further Assurances	21

23.	Failure to Close	21

24.	Use of Seller Names	21

25.	Continuation of Operatorship	21

26.	Recording Documents	22

27.	Notices	22

28.	Entire Agreement	22

29.	Counterparts	22

30.	Time of Essence	22

31.	Announcements; Disclosures	22

32.	Waiver	23

33.	Governing Law	23

34.	Venue and Jurisdiction	23

35.	Legal Fees	23

36.	Interpretation of Agreement	23

37.	Agreement for the Parties’ Benefit Only	24

38.	Severability	24

39.	Assignment and Binding Effect	24

40.	Bonds	24

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated November 21, 2016, is between CRIMSON EXPLORATION OPERATING, INC., a Delaware corporation (Seller”), and PETROSHARE CORP., a Colorado corporation (“Buyer”).  Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals:

A.                                    Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Seller’s right, title, and interest in and to the Subject Assets (as hereinafter defined).

B.                                    Capitalized terms used in this Agreement, and in the schedules and exhibits attached hereto, shall have the meanings given to such terms in Exhibit A, Definitions.

Agreements:

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1.                                      Purchase and Sale.  Subject to and upon the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey, and deliver the Subject Assets to Buyer, and Buyer shall purchase, receive, pay for, and accept the Subject Assets from Seller, effective as of December 1, 2016 at 7:00 a.m., Central time (the “Effective Time”).

2.                                    Purchase Price and Performance Deposit.

(a)                                 Base Purchase Price.  The base purchase price for the Subject Assets shall be Five Million Dollars ($5,000,000) (the “Base Purchase Price”).  The Base Purchase Price shall be adjusted as provided herein and as adjusted is referred to herein as the “Purchase Price.”

(b)                                 Deposit.  Upon execution of this Agreement, Buyer shall deliver to Seller a performance deposit of ten percent (10%) of the Base Purchase Price (the “Performance Deposit”) to assure Buyer’s performance of its obligations hereunder. No interest shall be paid (or deemed earned) on the Performance Deposit.  At Closing, the Performance Deposit shall be a Buyer’s credit against the payment of the Purchase Price.  If this Agreement is terminated without a Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Section 23.

(c)                                  Allocation.  Seller and Buyer agree that the Base Purchase Price shall be allocated among the Subject Assets as set forth on Exhibit E for the purpose of (i) establishing a basis for certain Taxes, and (ii) giving notices of value to the owners of any preferential rights to purchase the Oil and Gas Interests.

3.                                      Title Defects.

(a)                                 Defensible Title Definition.  “Defensible Title” means, as to an Oil and Gas Interest, such title held by Seller, that, subject to and except for Permitted Encumbrances (as hereinafter defined):

(i)                                     entitles Seller to receive not less than the “Net Revenue Interest” as set forth in Exhibit E of all oil, gas, and associated liquid and gaseous hydrocarbons produced, saved, and marketed from such Oil and Gas Interest (but only as to the formation identified on Exhibit E for such Oil and Gas Interest);

(ii)                                  obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of such Oil and Gas Interest (but only as to the formation identified on Exhibit E for such Oil and Gas Interest), in an amount not greater than the “Working Interest” set forth in Exhibit E, unless there is a proportionate increase in the Net Revenue Interest relating thereto; and

(iii)                               is free and clear of any and all material liens, charges, and other similar encumbrances.

(b)                                 Permitted Encumbrances Definition.  “Permitted Encumbrances” means:

(i)                                     any obligations or duties reserved to or vested in any municipality or other governmental body to regulate any Subject Asset in any manner;

(ii)                                  the terms and conditions of all leases, contracts for sale, purchase, or processing of hydrocarbons, operating agreements, plant agreements, pipeline, gathering, and transportation agreements, disposal agreements, permits, licenses, and any other agreements affecting the Subject Assets, but only to the extent that they do not, individually or in the aggregate, operate to reduce Seller’s Net Revenue Interest in an Oil and Gas Interest below that shown in Exhibit E (but only as to the formation identified on Exhibit E for such Oil and Gas Interest) or increase Seller’s Working Interest in an Oil and Gas Interest above that shown in Exhibit E (but only as to the formation identified on Exhibit E for such Oil and Gas Interest) without a proportionate increase in the Net Revenue Interest;

(iii)                               (x) any consents that do not constitute Hard Consents and (y) Hard Consents with respect to which waivers or consents have been obtained from the appropriate party, the applicable period of time for asserting such rights has expired without any exercise of such rights, or mutually agreed upon arrangements have been made by the Parties to allow Buyer to receive substantially the same economic benefits as if such Hard Consents had been obtained;

(iv)                              easements, rights-of-way, permits, surface leases, and other similar rights on, over, or in respect of any of the Subject Assets, as long as any such encumbrance does not interfere in any material respect with the development, operation, or use of the Subject Assets burdened thereby;

(v)                                 lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a Lease if the net cumulative effect of such burdens does not operate to reduce Seller’s Net Revenue Interest in a well on such Lease below that shown in Exhibit E or increase Seller’s Working Interest in such well above that shown in Exhibit E without a proportionate increase in the Net Revenue Interest,

(vi)                              defects or irregularities of title as to which the relevant statute of limitation or prescription would bar any attack or claim against Seller’s title;

(vii)                           liens or other encumbrances for ad valorem, property, production, severance, excise, and similar Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith;

(viii)                        materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or encumbrances arising in the ordinary course of business for payments or obligations not yet due or that are contained in joint operating agreements covering any Oil and Gas Interest;

(ix)                              oil and gas production imbalances whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(x)                                 liens, obligations, defects, irregularities, or other encumbrances affecting an Oil and Gas Interest which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Oil and Gas Interest affected thereby and which would be accepted by a reasonably prudent buyer engaged in the business of owning and operating oil and gas properties in similar geographic locations;

(xi)                              any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Oil and Gas Interest by Seller to Buyer;

(xii)                           conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Leases to a third party, if such right is only triggered when Buyer expressly indicates its intention to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

(xiii)                        (x) defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship, or the lack of probate proceedings and (y) defects arising out of lack of corporate or other entity authorization, unless Buyer provides reasonable evidence that the defect results in a third party’s actual and valid claim of title to the affected Oil and Gas Interest;

(xiv)                       any mortgage lien on the fee estate or mineral fee estate from which title to the relevant Oil and Gas Interest is derived which pre-dates the creation of the Oil and

Gas Interest but which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage lien;

(xv)                          any defects based solely on: (i) lack of information, including lack of information in Seller’s files, the lack of third-party records or unavailability of information from applicable governmental authorities, or (ii) the absence of certain documents in Seller’s files that are referenced by other documents that are located in Seller’s files;

(xvi)                       any defects that affect subsurface depths outside the oil and gas formation described in Exhibit E;

(xvii)                    any defects or irregularities that would normally be waived by experienced persons engaged in the oil and gas business when purchasing oil and gas interests; and

(xviii)                 any defects waived or not asserted by Buyer under this Agreement.

(c)                                  Title Defect.  An Oil and Gas Interest shall be deemed to have a “Title Defect” if Seller has less than Defensible Title to such Oil and Gas Interest.

4.                                      Title Defects.

(a)                                 Notice.  Buyer shall deliver written notice to Seller of the existence of an alleged Title Defect pursuant to paragraph (c) below.  The Title Defect notice shall clearly indicate the nature of the Title Defect, the Oil and Gas Interest to which it relates, an explanation of the Title Defect, including the supporting legal theories, the allocated value of the Oil and Gas Interest as to which all or some portion of which is affected by the Title Defect, and the amount by which Buyer believes the value of the affected Oil and Gas Interest has been reduced because of the Title Defect, with the computation and information upon which Buyer’s belief is based. In determining whether a portion of an Oil and Gas Interest contains a Title Defect, it is the intent of the Parties to include, when possible, only that portion of such Oil and Gas Interest materially and adversely affected.  If the value properly allocated to a Title Defect cannot be determined directly from Exhibit E because the Title Defect is included within, but does not totally comprise, the Oil and Gas Interest to which the allocated value relates, Buyer and Seller shall attempt, where feasible, to proportionately reduce the allocated value in Exhibit E.

(b)                                 Limitations.  The value of any Title Defect will not exceed the allocated value of the affected Oil and Gas Interest as shown in Exhibit E.  Additionally, Seller’s total liability for breach of the special warranty of title in the Assignment with respect to any Oil and Gas Interest shall not exceed the allocated value of such Oil and Gas Interest as shown in Exhibit E and Seller shall have no liability for breach of the special warranty of title in the Assignment for matters asserted as Title Defects hereunder or that could have been asserted as Title Defects hereunder.

(c)                                  Notice Deadline and Cure of Title Defects.  The Title Defect notice by Buyer shall be delivered to Seller on or before the date that is seven (7) days before the Closing Date.  If such notice is not timely delivered, all Title Defects shall be deemed waived for all purposes and Buyer shall thereafter have no right to claim Title Defects.  If the Title Defect notice is timely delivered, all Title Defects not claimed in such notice shall be deemed waived for all purposes.  Seller shall use commercially reasonable efforts to attempt to cure any alleged Title Defect prior to Closing.  If Seller is unable to cure an alleged Title Defect, Buyer and Seller shall meet and use their reasonable efforts to agree on the validity of the claim of Title Defect and the Title Defect Amount relating thereto.  In evaluating the significance of a fact, circumstance, or condition for purposes of determining an alleged Title Defect and, if applicable, Title Defect Amount, due consideration shall be given to the length of time that the particular Oil and Gas Interest or well has been producing hydrocarbon substances and whether such fact, circumstance, or condition is of the type expected to be encountered in the area involved, and is usual and customarily acceptable to reasonable and prudent persons engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of all of the facts and appreciation of their legal significance.

(d)                                 Threshold.  A defect shall only constitute a Title Defect if the Title Defect Amount relating thereto exceeds twenty thousand dollars ($20,000.00) (“Individual Title Defect Threshold”) and the amount of such Title Defect shall be the portion above the Individual Title Defect Threshold.

5.                                      Environmental Matters.

(a)                                 Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Oil and Gas Interest, an individual environmental condition identified with specificity by Buyer that constitutes a material violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which the affected Oil and Gas Interest is located, excluding, however any environmental conditions deemed not to be Environmental Defects by application of this Section 5.

(b)                                 Notice .       Buyer shall deliver written notice to Seller of the existence of any alleged Environmental Defect in accordance with paragraph (c) below.  The Environmental Defect notice shall clearly (i) identify the Oil and Gas Interest to which it relates, (ii) describe the Environmental Defect in sufficient, specific detail, (iii) identify the procedures recommended to correct the Environmental Defect, and (iv) state the amount that Buyer believes is the cost to remediate the Environmental Defect. In determining whether a portion of an Oil and Gas Interest contains an Environmental Defect, it is the intent of the Parties to include, when possible, only that portion of such Oil and Gas Interest materially and adversely affected.

(c)                                  Notice Deadline and Cure of Environmental Defects.  The Environmental Defect notice by Buyer shall be delivered to Seller on or before the earlier of the date that is seven (7) days before the Closing Date.  If such notice is not timely delivered, all Environmental Defects shall be deemed waived for all purposes and Buyer shall thereafter have no right to claim Environmental Defects.  If the Environmental Defect notice is timely delivered, all Environmental Defects not claimed in such notice shall be deemed waived for all purposes.  Seller shall use commercially reasonable efforts to attempt to cure any alleged Environmental Defect prior to Closing.  If Seller is unable to cure an alleged Environmental Defect, Buyer and Seller shall meet and agree on the validity of the claim of Environmental Defect and the value thereof with such mutually-agreeable valuable being the final value of such Environmental Defect.  In evaluating the amount of any defect, due consideration shall be given to the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

(d)                                 Threshold.  A defect shall only constitute an Environmental Defect if the value thereof exceeds twenty thousand dollars ($20,000.00) (“Individual Environmental Defect Threshold”) and the amount of such Environmental Defect shall be the portion above the Individual Environmental Defect Threshold.

(e)                                  NORM and Other Substances.  Buyer acknowledges that the Subject Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Subject Assets.  Wells, equipment, and sites included in the Subject Assets may contain asbestos, naturally occurring radioactive material (“NORM”), or other hazardous substances.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM, and other hazardous substances from the Subject Assets.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Subject Assets, unless such presence of NORM constitutes an condition resulting in a violation of Environmental Laws as of the date of this Agreement.

(f)                                   Inapplicability of Article 6.  The warranties and representations of Seller in Section 6 do not extend to environmental matters, permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Subject Assets.  All liabilities and obligations of Seller and Buyer with respect to environmental matters, permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Subject Assets will be governed solely and exclusively by the provisions of Sections 5, 18 and 19, regardless of the warranties or representations in this Section 6.

6.                                      Representations of Seller.  As of the date hereof, Seller represents to Buyer as follows:

(a)                                 Qualification.  Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own its properties and Subject Assets and to carry on its business as now being conducted.

(b)                                 Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, and other similar laws affecting creditors’ rights.  Except for the consents and approvals listed in Schedule 6(c) (the “Scheduled Consents”) and filings with, notices to, or consents of governmental agencies customarily obtained subsequent to a sale or transfer, and no consent or approval on the part of Seller or any other party is required to authorize the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby.

(d)                                 No Violation.  Except filings with, notices to, or consents of governmental agencies customarily obtained subsequent to a sale or transfer and assuming the receipt of all consents applicable to the transactions contemplated hereunder, including those in Schedule 6(c), this Agreement, and the execution and delivery hereof by Seller, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller, (ii) violate, conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien, or encumbrance upon any property or assets of Seller under any mortgage, indenture, or agreement to which it is a party or by which the Subject Assets are bound, which violation, conflict, or default might adversely affect the ability of Seller to perform its obligation under this Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement.

(e)                                  No Brokers’ Fees.  Seller has incurred no liability, contingent, or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f)                                   Tax Matters.  Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986 and in any regulations promulgated thereunder.  All material Tax returns required to be filed by Seller on or before the Closing Date with respect to Taxes payable in respect of the Subject Assets have been, or will be, timely filed with the appropriate governmental authority and all Taxes shown on such returns have been or will be paid.  Except as set forth on Schedule 6(f), none of the Subject Assets is subject to a tax partnership agreement or arrangement for federal income tax purposes.

(g)                                  Actions.  Except as set forth on Schedule 6(g), there are no claims, actions, suits, or proceedings (including condemnation or similar proceedings) filed against Seller or, to Seller’s knowledge, threatened in writing against the Subject Assets or any portion thereof that would have a material adverse effect on the value or operation of the Subject Assets, taken as a whole.

(h)                                 Production Matters.  To Seller’s knowledge, none of the Oil and Gas Interests are encumbered by take-or-pay arrangements with purchasers of oil or gas whereby Seller is obligated (i) to deliver production without receiving payment therefor or (ii) to repay monies received for production paid for but not taken.

(i)                                     No Violation of Laws.  To Seller’s knowledge, Seller has not violated any laws, statutes, regulations, or orders applicable (excluding Environmental Laws, which have been handled exclusively in Articles 5, 18 and 19) to any of the Subject Assets or the operation thereof which violation (i) would have a material adverse effect on the value or operation of the affected Subject Assets and (ii) has not been remedied.

(j)                                    Equipment.  To Seller’s knowledge, the equipment constituting a part of the Subject Assets is adequate for the operation of the Subject Assets.

(k)                                 No Bankruptcy.  There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or to Seller’s knowledge, threatened against Seller or any Affiliate that controls Seller.

(l)                                     Royalties.  To Seller’s knowledge all royalties, overriding royalties, delay rentals, shut-in royalties and other burdens on production by Seller with respect to the Subject Assets have been paid in accordance to industry practice and based on the best information available.

(m)                             Material Contracts; Leases.  To the Seller’s knowledge, as of the Execution Date, Schedule 6(m) sets forth a complete and accurate list of all Material Contracts.  To Seller’s knowledge, Seller has not received any written notice of a default or breach by Seller to any Material Contract or Lease which default or breach (i) would have a material adverse effect on the value or operation of the affected Subject Assets taken as a whole and (ii) has not been remedied.

(n)                                 Permits.  To Seller’s knowledge, Seller has all material governmental licenses and permits necessary for the ownership and operation of the Oil and Gas Interests as currently conducted by Seller and has properly made all required material filings necessary to obtain those licenses and permits.  To Seller’s knowledge, no un-remedied material violations exist in respect of any such licenses, permits or filings, and no proceeding is pending or threatened looking toward the challenging, revocation or limitation of any such licenses, permits of filings.

(o)                                 Pending Operations.  To Seller’s knowledge, there are no material pending authorities for expenditures (whether made by Seller or any third party) for the conduct of operations on the Wells on or after the Effective Time.

(p)                                 Definition of Seller’s Knowledge.  In those instances where Seller’s representations are made on the basis of “Seller’s knowledge,” such representations are made by Seller on the basis of the actual knowledge of Seller’s personnel listed on Schedule 6(p), without any investigation or further inquiry.

7.                                      Representations of Buyer.  As of the date hereof, Buyer represents to Seller as follows:

(a)                                 Qualifications.  Buyer is a corporation validly existing and in good standing under the laws of the State of Colorado and is duly qualified to own its properties and assets and to carry on its business as now being conducted.

(b)                                 Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights.  No other act, approval, or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

(d)                                 No Violation.  This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement.

(e)                                  Permits.  Buyer possesses, or will possess on or before Closing, all required governmental licenses, permits, bonds, certificates, orders, and authorizations necessary to own and operate the Subject Assets.

(f)                                   Sufficient Funds.  Buyer has, and will have on the Closing Date and thereafter, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price and any other amounts to be paid by it hereunder.

(g)                                  Knowledgeable Investor.  Buyer is an experienced and knowledgeable investor in the oil and gas business and is sophisticated in the evaluation, purchase, ownership, and operation of oil and gas properties and related facilities.  Buyer is not acquiring the Subject Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.

(h)                                 No Reliance.  Prior to executing this Agreement, Buyer has been afforded an opportunity to (i) examine the Subject Assets and such documents, instruments, and other materials as it has requested to be provided to it by Seller, (ii) discuss with representatives of Seller such documents, instruments, and other materials and the nature, condition, and operation of the Subject Assets, and (iii) investigate the condition, including the surface and subsurface condition, of the Subject Assets.  In entering into this Agreement, Buyer (x) has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Subject Assets, and the advice of its own legal, tax, economic, environmental, engineering, geological, and geophysical advisors, and not on any comments or statements of Seller or its affiliates, or any representatives or agents of, or consultants or advisors engaged by, Seller or their affiliates and (y) has satisfied itself, or shall satisfy itself through its own due diligence, of the environmental and physical condition and contractual arrangements of the Subject Assets.

(i)                                     No Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

8.                                      Due Diligence Review.

(a)                                 Records.  Promptly following the execution of this Agreement by the Parties, Seller will make available, to Buyer, and Buyer’s authorized representatives, for examination as Buyer may reasonably request, copies of all Lease files, land files, right-of-way files, well files, product purchase and sale, gathering, and processing contracts, division order files, abstracts, drilling and division order title opinions, engineering and geological data, environmental studies, reports and assessments, reports, maps, logs, and well records contained in Seller’s files relating to the Subject Assets, other than (i) any geophysical data, (ii) any information subject to third party confidentiality agreements for which a consent or waiver cannot be secured by Seller after reasonable efforts, (iii) any information subject to an attorney/client, work product, or similar privilege, (iv) any proprietary evaluations or projections of Seller related to the Subject Assets, and (v) other information related solely to the Excluded Assets (collectively, the “Records”).

(b)                                 Inspections.  Seller shall permit Buyer and Buyer’s authorized representatives to consult with Seller’s employees during reasonable business hours and to conduct, at Buyer’s sole risk and expense, non-invasive site inspections and inventories of the Subject Assets that are operated by a Seller; provided, however, that Buyer shall provide Seller with not less than two (2) business days’ written notice prior to Buyer’s entry to the Subject Assets, and that Seller shall have the right to send a designated representative to accompany Buyer for the duration of such access.  The scope of the work comprising such inspections shall be limited to conducting a review of the compliance status of the Subject Assets with respect to Environmental Laws and a Phase I review and otherwise as may be agreed upon in writing by Buyer and Seller prior to commencement.  During such inspections, Buyer shall have the right to evaluate the Subject Assets to determine the condition of the Subject Assets, but Buyer shall have no right to, and shall not, conduct any soil testing, groundwater testing, or other invasive or destructive testing of the Subject Assets or take samples from the Subject Assets, without Seller’s prior written consent.  To the extent Buyer desires similar access to Seller’s non-operated Subject Assets, Seller shall assist Buyer in obtaining such access.  Buyer shall not contact the Operator of the non-operated Oil and Gas Interests directly.  If Buyer or any of its representatives accesses any of the Subject Assets or Seller’s offices, BUYER AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS the Seller Parties (as hereinafter defined) from and against any and all Claims occurring on or arising out of access to the Subject Assets or Seller’s offices, as the case may be, by Buyer and its representatives, EVEN IF SUCH CLAIMS ARE CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER PARTIES. Buyer agrees to comply fully with all rules, regulations, and instructions issued by Seller regarding Buyer’s actions while upon, entering, or leaving the Subject Assets and Seller’s offices.

9.                                      Operations Pending Closing.  Seller shall operate the Seller-operated Oil and Gas Interests using the same standard of care imposed on the “Operator” under the applicable joint operating agreements until Closing, or such later time as any applicable joint operating agreement may require, when such operations shall be turned over to, and become the responsibility of, Buyer.  During the period from the date of this Agreement to Closing, Seller shall (i) consult with Buyer with respect to all AFE’s over Two Hundred and Fifty Thousand Dollars ($250,000.00) net to the interests of Seller which are received by Seller with respect to any Oil and Gas Interest, and consult with Buyer with respect to all material decisions to be made with respect to the Subject Assets, including the incurring of costs for discretionary expenditures for operations in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) net to the interest of Seller for which AFE’s are not prepared, except as to the operations described in Schedule 9, which Seller may conduct without consulting with Buyer, (ii) operate the Seller-operated Subject Assets in accordance with the terms and conditions of all applicable contracts, laws, and regulations, and (iii) not transfer, sell, hypothecate, encumber, abandon, or otherwise dispose of any material portion of the Oil and Gas Interests (other than the sale of production in the ordinary course of business or as required in connection with the exercise of third parties of preferential rights to purchase any of the Oil and Gas Interests) without the written consent of Buyer.

10.                               Conditions of Closing by Seller.  The obligation of Seller to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:

(a)         the representations of Buyer contained in Section 7 are true and correct in all material respects on and as of the Closing Date, and all covenants and agreements hereunder to be performed by Buyer at or prior to the Closing have been performed and satisfied in all material respects;

(b)         Buyer and Seller shall have adjusted the Base Purchase Price in accordance with Section 12 and such adjustments shall not have exceeded fifteen percent (15%) of the Base Purchase Price;

(c)          the aggregate of the Title Defect Values for all uncured Title Defects asserted by Buyer under Section 4 plus the aggregate value of all uncured Environmental Defects asserted by Buyer under Section 5 shall not have exceeded fifteen percent (15%) of the Base Purchase Price; and

(d)         no proceeding, action, suit, or investigation before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing.

11.                               Conditions of Closing by Buyer.  The obligation of Buyer to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:

(a)         the representations of Seller contained in Section 6 are true and correct in all material respects on and as of the Closing Date, and all covenants and agreements hereunder to be performed by Seller at or prior to the Closing have been performed and satisfied in all material respects;

(b)         the aggregate of the Title Defect Values for all uncured Title Defects asserted by Buyer under Section 4 plus the aggregate value of all uncured Environmental Defects asserted by Buyer under Section 5 shall not have exceeded fifteen percent (15%) of the Base Purchase Price; and

(c)          no proceeding, action, suit, or investigation before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing.

12.                               Other Events.

(a)                                 Casualty Loss.  Seller shall promptly notify Buyer of any Casualty Loss of which Seller become aware.  If any Casualty Loss occurs prior to Closing to any of the Subject Assets and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Subject Assets shall not be materially diminished, then Seller may repair and remedy such Casualty Loss prior to Closing at Seller’s cost and shall notify Buyer of such election.  If Seller (i) elects to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Seller does not cause the value of such Subject Assets to be substantially the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then Buyer shall have the right to (x) proceed to Closing and accept the Subject Assets affected by the Casualty Loss with no adjustment to the Base Purchase Price, or (y) terminate this Agreement as to the Subject Assets affected by the Casualty Loss and receive a reduction in the Base Purchase Price by the amount allocated to such Oil and Gas Interest in Exhibit E.

(b)                                 Preferential Purchase Rights.  Seller shall promptly give notices to third parties holding any Preferential Purchase Right known to Seller or identified to Seller by Buyer prior to Closing.  Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right prior to Closing.  If a Preferential Purchase Right is exercised prior to Closing, the Base Purchase Price shall be reduced by the amount allocated to the affected Oil and Gas Interests in Exhibit E, and Seller shall convey the affected Oil and Gas Interests to the holder of such right and be entitled to all amounts paid by such holder.  If, as of the Closing, there is a Preferential Purchase Right for which the time to exercise has not expired and the third-party holder thereof has neither exercised nor waived its right, then the affected Oil and Gas Interest shall be conveyed to Buyer at Closing without adjustment to the Base Purchase Price, and if such Preferential Purchase Right is exercised after Closing, Buyer shall convey the affected Oil and Gas Interests to the holder of such right and be entitled all amounts paid by such holder.

(c)                                  Consents.  Seller shall promptly give notices to all third parties holding any Scheduled Consents or any other consent known to Seller or identified to Seller by Buyer prior to Closing which could reasonably render the transfer of a Subject Asset to Buyer void or voidable.  Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain any such consents.  Upon Seller’s request, Buyer will provide such information regarding Buyer and its operations and financial condition as Seller reasonably believe to be necessary or appropriate to obtain any such consents.  Any such consent waived by Buyer shall be deemed a Permitted Encumbrance.  Unless waived by Buyer, if Seller fails to receive prior to Closing any consent (other than consents of governmental agencies customarily obtained subsequent to a sale or transfer) containing terms that expressly provide that an assignment without consent will terminate the Lease or render the assignment void or voidable

(each a “Hard Consent”), then the Base Purchase Price shall be reduced by the amount allocated to the affected Oil and Gas Interest in Exhibit E, and such Oil and Gas Interest shall be excluded from the purchase and sale under this Agreement.  Seller shall have the right to continue to attempt to obtain any such Hard Consent not received by Closing during the 180-day period following the Closing Date. If Seller obtains any such Hard Consent before the end of such 180-day period, then, within ten (10) days after Seller deliver written notice to Buyer that such Hard Consent has been obtained, Seller shall assign to Buyer the affected Oil and Gas Interest excluded from the Closing pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay Seller the amount by which the Base Purchase Price was reduced at Closing for such Oil and Gas Interest.

13.                               Closing.  Subject to the satisfaction or waiver of the conditions to Closing set forth in Sections 10 and 11 above, the Closing shall be held on or before December 22, 2016 at the offices of Seller or at such other time and place as Seller and Buyer may mutually agree in writing (the “Closing” or “Closing Date”).

14.                               Transactions at Closing.  The following actions shall occur at Closing:

(a)         Seller shall execute, acknowledge, and deliver to Buyer the Assignment conveying the Subject Assets;

(b)         Seller and Buyer shall execute and deliver a preliminary Closing Statement that shall set forth the Base Purchase Price, each adjustment to Base Purchase Price under this Agreement, and the calculation of such adjustments used to determine such amount under this Agreement, and the final Purchase Price;

(c)          Seller and Buyer shall execute, acknowledge, and deliver mutually agreeable transfer orders or letters-in-lieu prepared by the Buyer, directing all purchasers of production to make future payments of proceeds attributable to production from the Subject Assets to Buyer;

(d)         Seller shall deliver to Buyer (i) a certificate stating that the representations of Seller contained in Section 6 are true and correct, in all material respects, as of the Closing Date and that Seller has performed, in all material aspects, all covenants and agreements to be performed by Seller hereunder at or prior to Closing, and (ii) a “non-foreign person” affidavit that complies with Section 1445 of the Code;

(e)          Buyer shall deliver to Seller a certificate stating that the representations of Buyer contained in Section 7 are true and correct, in all material respects, as of the Closing Date, and that Buyer has performed, in all material aspects, all covenants and agreements to be performed by Buyer hereunder at or prior to Closing;

(f)           Seller shall deliver to Buyer possession of the Subject Assets, subject to any applicable operating agreements or other related agreements affecting the Subject Assets;

(g)          For Wells operated by Seller, Seller will prepare and deliver a Form 10 change of operator form; and

(h)         Buyer shall deliver to Seller cash by wire transfer in the amount of the Purchase Price to an account designated in writing by Seller.

15.                               Post-Closing Adjustments; Delivery of Records.

(a)                                 Post Closing Adjustments. On or before ninety (90) days following the Closing Date, the Parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of Closing, and the amount due from Buyer or Seller, as the case may be, pursuant to the post-Closing adjustment herein.  On or before sixty (60) days following the Closing Date, Seller shall provide Buyer with a final Closing Statement setting forth the post-Closing adjustments to the preliminary Closing Statement (the “Final Closing Statement”).  Seller shall provide Buyer access to such of Seller’s records as may be reasonably necessary to verify the post-Closing adjustments shown on the Final Closing Statement.  Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of such agreement.  If the Final Closing Statement has not been agreed upon on or before the date that is ninety (90) days after the Closing Date, the matters that remain in dispute shall be submitted to the Houston, Texas office of Opportune LLP (the “Closing Statement Arbitrator”) for review and final and binding resolution, unless otherwise agreed to by the Parties.  If Opportune LLP is unable or unwilling to serve, then Buyer and Seller shall select another nationally recognized independent public accounting firm as the Closing Statement Arbitrator as soon as practicable.  Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a brief to the Closing Statement Arbitrator with dollar figures for settlement of the disputes as to the amount of the Purchase Price (together with a proposed Final Closing Statement that reflects such figures) consistent with their respective calculations previously exchanged pursuant to this Section 15(a).  The hearing will be scheduled seven (7) days following submission of the settlement briefs, or as soon thereafter as is acceptable to the Closing Statement Arbitrator, and shall be conducted on a confidential basis.  The Closing Statement Arbitrator shall consider only those items or amounts in the Final Closing Statement as to which the Parties disagreed and render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Purchase Price and shall issue the Final Closing Statement reflecting such decision.  The decision of the Closing Statement Arbitrator shall be final and binding on the Parties.  The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 15(a) shall be borne equally by Buyer and Seller.  Upon the agreement of the Parties on the Final Closing Statement (or upon resolution of any initial disputes between by the Closing Statement Arbitrator) as described above, the Final Closing Statement shall be deemed final, and no more adjustments shall be made in accordance with this Section 15(a) and any and all liabilities relating to the Subject Assets shall be addressed exclusively under Sections 18 and 19 below.

(b)                                 Delivery of Records. No later than five (5) business days after Closing, Seller shall deliver to Buyer copies of the Records (and Seller shall retain the originals of the Records).

16.                               Taxes and Suspended Funds.

(a)                                 Taxes. All Taxes, other than Transfer Taxes,  and similar obligations with respect to the tax period in which the Effective Time occurs (the “current tax period”) shall be apportioned between Seller and Buyer as of the Effective Time based on an estimate of the immediately preceding tax period assessment and prorating such Taxes on a per diem basis, and the Base Purchase Price shall be reduced at Closing by the amount of such estimated Taxes owed by Seller for that portion of the current tax period prior to the Effective Time. Buyer shall be liable and shall indemnify Seller for all Taxes attributable to Subject Assets, other than Transfer Taxes, for the portion of the current tax period after the Effective Time as well as any and all tax periods beginning on or after the Effective Time.  For the avoidance of doubt, Seller shall be liable and shall indemnify Buyer for all income Taxes imposed on Seller resulting from the sale and purchase of the Subject Assets.

(b)                                 Transfer Taxes. It is the reasonable anticipation of the Parties that the transactions to occur pursuant to this Agreement, including the transfer of the Subject Assets, shall not give rise to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”), but to the extent there are any Transfer Taxes attributable to the consummation of the transactions under this Agreement, such Transfer Taxes shall be paid by the Buyer.  Any Transfer Tax inclusive of any penalty and interest, assessed at a future date against the Parties with respect to the transactions covered herein shall be paid by the Buyer, or if paid by the Seller shall be promptly reimbursed by the Buyer.  Seller and Buyer shall reasonably cooperate to mitigate, reduce or eliminate any Taxes referred to in this Section 16(b), and to use reasonable efforts to obtain any certificate or other documents from any governmental authority as may be possible to mitigate, reduce or eliminate any such Transfer Taxes.  For the avoidance of doubt, “Transfer Taxes” shall not include any federal, state and local income and gain Taxes resulting from the transactions hereunder.

(c)                                  Suspense Accounts.  At Closing, the Base Purchase Price shall be decreased by an amount equal to all funds held in suspense by Seller related to proceeds of production and attributable to the interests of third parties in the Leases or lands pooled or unitized therewith, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders, and funds suspended for title and other defects (the “Suspended Funds”).  At Closing, Seller shall provide Buyer with a detailed list of all suspended amounts which list includes but is not limited to, to the extent known by Seller, each payee’s name and address, production months and amounts and reason for suspense.  After Closing, Buyer shall administer all such accounts and assume all payment obligations to the proper parties with respect to the Suspended Funds in accordance with the terms of the Leases and all applicable laws, rules, and regulations.

17.                               Proceeds and Expenses.

(a)                                 Proceeds Prior to Effective Time.  All proceeds, including proceeds held in suspense or escrow and proceeds received after the Effective Time for oil produced and held in storage on the Leases but not sold as of the Effective Time, attributable to the Subject Assets and accruing to the period prior to the Effective Time (including outstanding accounts receivable attributable to the period prior to the Effective Time) shall belong to Seller.

(b)                                 Proceeds On and After Effective Time.  All proceeds attributable to the Subject Assets and accruing to the period on and after the Effective Time shall belong to Buyer.  If Seller have received proceeds belonging to Buyer after the Effective Time, Seller will account to Buyer for such proceeds at the same price Seller received for the production in accordance with its existing product purchase and sale contracts.  In addition, there is excepted, reserved, and excluded from the Subject Assets any and all rights and claims for reimbursement, recovery, or recoupment by any lawful means of payments for any royalties, overriding royalties, or other payments from production arising from or attributable to the Subject Assets prior to the Effective Time that were tendered by Seller (or any of its affiliated or subsidiary companies) to and accepted by any lessor, mineral owner, or other party (collectively, “Royalty Owners”) that are in excess of the amount of royalties, overriding royalties, or other payments from production, if any, actually due or owing to such Royalty Owners prior to the Effective Time.  If Buyer becomes aware of any such payments, Buyer shall promptly notify Seller and shall cooperate with Seller in Seller’s efforts in respect of such payments.

(c)                                  Expenses.  Solely with regard to calculating the Closing Statement and the Final Closing Statement (as contemplated in Section 15 above), and not otherwise, (i) Seller shall be entitled to be reimbursed by Buyer for any costs and expenses paid by Seller with respect to the Subject Assets for any period after the Effective Time and attributable to the ownership or operation of the Subject Assets after the Effective Time, and (ii) Buyer shall be entitled to be reimbursed by Seller for any costs and expenses paid by Buyer with respect to the Subject Assets for any period prior to the Effective Time and attributable to the ownership or operation of the Subject Assets prior to the Effective Time.

(d)                                 Overhead Expenses.  Seller (i) shall retain overhead charges and rates received by Seller in its capacity as Operator under the operating agreement or COPAS accounting procedure attributable to any jointly owned Leases through the end of the month in which Closing and/or transfer of operations occurs, whichever is later and (ii) shall be entitled to receive, with respect to periods between the Effective Time and Closing, an overhead charge relating to such Subject Assets under the applicable operating agreements that would be chargeable, as operator, if owned by a non-operating, third-party working interest owner. With regard to the Subject Assets which are solely owned and operated by Seller, Seller shall receive, with respect to periods between the Effective Time and Closing, an overhead amount equal to: $1,200 per month for each producing Well, and $5,000 per month for each Well on which drilling operations are conducted, through the end of the month in which Closing and/or transfer of operations occurs, whichever is later.

18.                               Indemnity of Seller.

(a)                                 Seller’s Indemnity.  From and after Closing, subject to the provisions of this Agreement, Seller shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold harmless Buyer and its affiliates, including the directors, officers, employees, agents, and representatives of each of them (collectively, the “Buyer Parties”) from and against any and all Claims attributable to or arising out of (i) the breach by a Seller of any of its representations in Section 6, (ii) the breach by a Seller of any of its agreements and covenants in this Agreement, and (iii) any personal injury (including death) sustained in connection with operations conducted by Seller, as operator, on the Subject Assets prior to the Closing Date.

(b)                                 Claims Date.  After Closing, any assertion by Buyer that Seller is liable under the terms of the indemnities provided by Section 18(a) must be made by Buyer in writing and must be given to Seller (or not at all) on or prior to the close of business on the date that is two hundred seventy (270) days after the Closing Date.  Any notice to Seller shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion.

(c)                                  Notice and Defense.  If a Claim arises for which Buyer intends to seek indemnity with respect thereto under Section 18(a), Buyer shall notify Seller of such Claim within thirty (30) days after the date on which Buyer becomes aware of such Claim.  Seller shall have thirty (30) days after receipt of such notice to undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and Buyer shall cooperate with Seller in connection therewith.  So long as Seller have undertaken the defense of, and responsibility for, any such Claim and is reasonably contesting any such Claim in good faith, by appropriate proceedings (including the filing or posting of appeal bonds, supersedeas bonds and similar bonds), Buyer shall not pay or settle any such Claim.  Buyer shall have the right to pay or settle any such Claim, but such payment or settlement shall waive any right to indemnity by Seller for such Claim.  If Seller do not notify Buyer within thirty (30) days after the receipt of Buyer’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, then Buyer shall have the right to contest, settle, or compromise the Claim, but shall not thereby waive any right to indemnity therefor under this Section 18.

(d)                                 Small Claims.  Seller shall have no liability under Section 18(a) for any individual Claim of less than twenty thousand dollars ($20,000.00) (each, a “Small Claim”).  For purposes of calculating the amount of any individual Claim, all Claims arising from the same or substantially similar or related set of facts or circumstances shall be aggregated.

(e)                                  Deductible.  None of the Buyer Parties shall be entitled to assert any right to indemnification under Section 18(a) until the aggregate amount of all Claims, excluding Small Claims, actually suffered by the Buyer Parties exceeds five percent (5%) of the Base Purchase Price, and then only to the extent such Claims exceed, in the aggregate five percent (5%) of the Base Purchase Price.

(f)                                   Aggregate Limitation on Seller’s Liability.  In addition to the limitation in Section 18(d) above, in no event shall Seller ever be required to indemnify the Buyer Parties for Claims under Section 18(a) or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement in any amount exceeding, in the aggregate, twenty percent (20%) of the Base Purchase Price.

(g)                                  Compliance with Express Negligence Rule.  THE INDEMNIFICATION, WAIVER, AND RELEASE PROVISIONS OF SELLER IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 18 AND SECTION 20 BELOW, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, CONTRIBUTORY, CONCURRENT, GROSS, SOLE OR JOINT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE BUYER PARTIES.

(h)                                 Exclusivity.  From and after the Closing, the provisions of this Section 18 shall constitute Buyer’s sole and exclusive remedy with regard to subject matter covered thereby, and with regard to the transactions contemplated by this Agreement.

(i)                                     Buyer’s Knowledge; Disclosure Schedules.    Buyer shall not be entitled to claim that any fact, circumstance or matter constitutes a breach of Seller’s representations or warranties contained herein to the extent that any officer of Buyer obtains actual knowledge of such fact, circumstance or matter prior to Closing.  Furthermore, any fact, circumstance or matter disclosed by Seller on any of the schedules to this Agreement shall be deemed to qualify each and all of Seller’s representations and warranties included herein to the extent that the applicability of such disclosure to such representations and warranties is reasonably apparent and Buyer shall not be entitled to claim that any such fact, circumstance or matter constitutes a breach of any of Seller’s representations or warranties contained herein.

19.                               Assumption of Obligations and Indemnities of Buyer.

(a)                                 Assumption by Buyer.  Except for Seller’s indemnity obligations under 18(a),  from and after Closing, Buyer agrees to assume, perform, pay, and fully discharge any and all of the liabilities and obligations or alleged or threatened liabilities and obligations of any of the Seller Parties that arise before, on, or after the Effective Time in respect of the Subject Assets, including, without limitation, all assignments, operating agreements, leases, permits, deeds, rights-of-way, licenses, easements, options, orders, gas purchase contracts, product purchase and sale agreements, gas gathering agreements, gas processing agreements, or any other agreements or contracts attributable to, affecting, or otherwise relating to the Subject Assets, including any and all liabilities and obligations (i) to pay and deliver royalties, overriding royalties, non-participating royalties, and other burdens on production, (ii) in connection with or arising out of balancing of overproduction or underproduction from the Subject Assets, (iii) necessary to comply with all laws and governmental regulations with respect to the Subject Assets, including the lawful plugging and abandonment of oil and gas wells and the restoration of the surface of the land, or any governmental request or other requirement to abandon any pipeline or facility or take any clean-up, remedial, or other action with respect to the Subject Assets, regardless of when the events occurred that caused such condition to exist or the obligation to arise, (iv) to dismantle or decommission and remove any personal property used with respect to the Subject Assets and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Subject Assets, (v) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and any applicable contracts, or as required by any law, and (vi) related to administration and payment of the Suspended Funds.  Without limitation of the foregoing or Buyer’s rights under this Agreement, Buyer agrees to assume and perform any and all of the obligations and liabilities or alleged or threatened liabilities and obligations of Seller for any violation of Environmental Laws with respect to the Subject Assets, regardless of when the events occurred that caused such condition to exist or the obligation to arise (except solely with regard to matters described in Section 18(a)(vi)).  As used in this Agreement, the term “Environmental Law” means any statute, rule, regulation, or order of the federal, state, or local government or of any governmental agency having jurisdiction over the Subject Assets or Seller pertaining to the protection of the environment or human health.

(b)                                 Buyer’s Indemnity.  From and after Closing, subject to the provisions of this Agreement, including Seller’s indemnity obligation under Section 18(a), Buyer shall, to the fullest extent permitted by law, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS Seller and its affiliates, and the directors, officers, employees, agents, and representatives of each of them (collectively, the “Seller Parties”) from and against any and all Claims attributable to or arising out of the following:  (i) the use, ownership, or operation of the Subject Assets, whether relating to periods of time before or after the Effective Time (except to the extent Seller have agreed to provide Buyer with indemnity for such Claims under Section 18), (ii) Buyer’s assumption of any obligation or liability contained in this Section 19, (iii) the breach by Buyer of any of its representations in Section 7, and (iv) the breach by Buyer of any of its agreements and covenants in this Agreement.

(c)                                  Compliance with Express Negligence Rule.  THE INDEMNIFICATION, WAIVER, RELEASE, AND ASSUMPTION PROVISIONS OF BUYER IN THIS AGREEMENT, INCLUDING THOSE IN SECTION 19 AND SECTION 20 BELOW, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, CONTRIBUTORY, CONCURRENT, GROSS, SOLE OR JOINT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE SELLER PARTIES OR ANY OTHER PERSON.

20.                               DISCLAIMERS AND WAIVERS.

(a)                                 Title Waiver.  Except for the special warranty of title provided in the instruments of conveyance executed by Seller at Closing, the Subject Assets shall be conveyed and transferred without any representation, warranty, or covenant of title of any kind or nature, either express, implied, or statutory.

(b)                                 No Reliance.  Buyer has reviewed and has access to all contracts, documents, records, and information which it has desired to review in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby.  Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller, or its affiliates, or any of their representatives, except for those expressly set forth in this Agreement.  In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives and advisers) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller or their affiliates, or any of their representatives or advisers, other than the representations and warranties of Seller expressly set forth in this Agreement.

(c)                                  Limited Duties.  Any and all duties and obligations which either Party may have to the other Party with respect to or in connection with the Subject Assets, this Agreement, or the transactions contemplated hereby are limited to those in this Agreement.  The Parties do not intend (i) that the duties or obligations of either Party, or the rights of either Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever or (ii) that any equitable or legal principle or any implied obligation of good faith or fair dealing or any other matter requires either Party to incur, suffer, or perform any act, condition, or obligation contrary to the terms of this Agreement and that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

(d)                                 Defects.  The Subject Assets are being conveyed and assigned to and accepted by Buyer in their “as is, where is” condition and state of repair, and with all faults and defects, without any representation, warranty, or covenant of any kind or nature, express, implied, or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability, and/or fitness for a particular purpose, all of which are expressly disclaimed by Seller and waived by Buyer.  Buyer recognizes that the Subject Assets have been used for oil and gas drilling, production, gathering, pipeline, transportation, storage, and related operations.  Physical changes in the Subject Assets and in the lands burdened thereby may have occurred as a result of such uses.  The Subject Assets also may include buried pipelines and other equipment, the locations of which may not be known by Seller or readily apparent by a physical inspection of the Subject Assets.  It is understood and agreed that Buyer shall have inspected prior to Closing (or shall be deemed to have waived its right to inspect) the Leases, equipment, pipelines, and the associated premises and satisfied itself as to their physical and environmental condition, both surface and subsurface, and that Buyer shall accept all of the same in their “as is, where is” condition and state of repair, and with all faults and defects, including, but not limited to, the presence of naturally occurring radioactive material and man-made material fibers.

(e)                                  Records Disclaimer.  Seller make no representation, covenant, or warranty, express, implied, or statutory, as to the accuracy or completeness of any data or records delivered to Buyer with respect to the Subject Assets, or concerning the quality or quantity of hydrocarbon reserves, if any, attributable to the Subject Assets, or the ability of the Subject Assets to produce hydrocarbons, or the product prices which Buyer is or will be entitled to receive from the sale of any such hydrocarbons.

(f)                                   Environmental Waiver And Release.  From and after Closing, Buyer does hereby agree, warrant, and covenant to release, acquit, and forever discharge Seller and all Seller Parties from any and all Claims, including all claims, demands, and causes of action for contribution and indemnity under statute or common law, which could be asserted now or in the future relating to or arising out of environmental matters or liabilities and related to the Subject Assets, including any and all Claims attributable or arising out of a violation of any Environmental Law.  From and after Closing, Buyer warrants, agrees, and covenants not to sue or institute arbitration against Seller or any Seller Parties upon any claim, demand, or cause of action for indemnity and contribution that have been asserted or could be asserted for any such environmental matters or liabilities.

(g)                                  Consequential Damages Waiver.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES ARISING OUT OF OR RELATING TO, IN ANY MANNER, THIS AGREEMENT, THE TRANSACTION CONTEMPLATED HEREUNDER, OR THE SUBJECT ASSETS, EVEN IF SUCH DAMAGES ARE CAUSED BY THE SOLE, JOINT, OR CONCURRENT

NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY WITH REGARD TO CLAIMS BY THIRD PARTIES FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THE TERMS OF THIS AGREEMENT.

21.                               Confidentiality.  All Records, and all other confidential data provided to Buyer, whether before or after the date of this Agreement shall be subject to the Confidentiality Agreement.

22.                               Further Assurances.  Incidental and subsequent to Closing, each of the Parties shall execute, acknowledge, and deliver to the other Party such further instruments, and take such other actions, as may be reasonably necessary to carry out the provisions of this Agreement.  Notwithstanding anything to the contrary in this Agreement, Seller agrees to cooperate, aid and assist Buyer with its obligation, if any, to comply with security and exchange laws and reporting requirements associated with a deemed business combination as a result of this transaction, including but not limited to providing historical reserves reports, accounting and financial records associated with the Subject Assets and Leases to the extent such are readily available to, and disclosable by, Seller.

23.                               Failure to Close.  Subject to the other provisions of this Section 23, if all of the conditions to Closing set forth in Sections 10 and 11 hereof have not been satisfied or waived by the Parties on or before December 15, 2016 (or such later date as hereafter may be mutually agreed upon by the Parties in writing), this Agreement shall terminate automatically, and neither Party hereto shall have any further obligations or any liability to the other Party under this Agreement.  If (i) the conditions to Buyer’s obligations to close as set forth in Section 11 have not been satisfied or waived by such date or (ii) this transaction is not consummated due to the conditions of Closing contained in Sections 10(b) or 10(c), the Performance Deposit shall be returned to Buyer within five (5) days.  If this transaction is not consummated by Buyer on such date for any other reason, Seller may, as its sole and exclusive remedy, retain the Performance Deposit, AS AGREED LIQUIDATED DAMAGES AND NOT AS A PENALTY, IT BEING AGREED THAT ACTUAL DAMAGES WOULD BE DIFFICULT TO ASCERTAIN AND THAT SUCH AMOUNT IS REASONABLE.  Upon any termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Subject Assets and to sell, transfer, encumber, or otherwise dispose of the Subject Assets to any party without any restriction under this Agreement.

24.                               Use of Seller Names.  Buyer agrees that, as soon as practicable after Closing, it will remove or cause to be removed the names and marks Crimson Exploration Operating, Inc. where and if they exist, and all variations and derivatives thereof and logos relating thereto from the Subject Assets and will not thereafter make any use whatsoever of such names, marks, and logos.

25.                               Continuation of Operatorship.  If Seller presently operates any Oil and Gas Interest, Seller makes no representation, warranty, or covenant that the Buyer will become operator of any or all of the Subject Assets.  Buyer acknowledges that operations will be governed by the applicable operating agreements or other related agreements affecting the Subject Assets.

26.                               Recording Documents.  Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance.  Within sixty (60) days after Closing, Buyer shall provide Seller with recorded copies of all documents conveying the Subject Assets to Buyer.

27.                               Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, or to the extent receipt is confirmed by the party charged with notice, sent by documented overnight delivery service or by certified United States Mail to the appropriate address as set forth below.  Notices to Seller or Buyer shall be addressed to:

SELLER

Crimson Exploration Operating, Inc.
717 Texas Ave., Suite 2900
Houston, Texas 77002
Attn: General Counsel

BUYER

PetroShare Corp.
7200 S. Alton Way, Suite B220
Centennial, CO 80112
Attn: Vice President — Land

28.                               Entire Agreement.  This instrument states the entire agreement and supersedes all prior agreements (except the Confidentiality Agreement between the Buyer and Seller) between the Parties concerning the subject matter hereof.  This Agreement may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.

29.                               Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

30.                               Time of Essence.  Time is of the essence in this Agreement.

31.                               Announcements; Disclosures.  This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by Buyer until Closing; provided however that this Agreement and the terms and provisions thereof may be disclosed to Buyer’s lenders, if any, and their consultants, who shall be required to keep such information confidential.  If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential.  The Parties shall consult with each other with regard to all press releases concerning this Agreement or the transaction contemplated hereby, allowing a reasonable period of time, not to exceed two (2) business days, for review and comment by the other Party; provided, however, that the foregoing shall not prevent either Party from timely complying with any applicable securities laws or stock exchange rules.  Notwithstanding anything to the contrary in this Section 31, neither Party shall be named in any press release or other public announcement issued by the other Party without such Party’s prior written consent.

32.                               Waiver.  Any of the terms, provisions, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance.  The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party’s right to enforce the same.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

33.                               Governing Law.  This Agreement and the rights and obligations of the Parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.  The instruments of conveyance executed under this Agreement will be governed by and must be construed according to the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

34.                               Venue and Jurisdiction.  Each of the parties agrees that any claim or cause of action arising from this Agreement must be brought exclusively in the State or Federal Courts situated in Harris County, Texas (and appellate courts responsible for hearing appeals therefrom).  Each Party consents to personal jurisdiction in any legal action, suit or proceeding with respect to this Agreement in any court, federal or state, within Harris County, Texas, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any Claim, or any objection that it may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceeding brought in such court in Harris County, Texas, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any Claim that such Party is not subject to personal jurisdiction or service of process in such Harris County, Texas forum.

35.                               Legal Fees.  The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party.

36.                               Interpretation of Agreement.  In construing this Agreement, the following principles shall be followed:

(i)                                     no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii)                                  examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii)                               the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv)                              a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v)                                 unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(vi)                              each gender shall be deemed to include the other genders.

37.                               Agreement for the Parties’ Benefit Only.  This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on any representation, covenant, or agreement contained herein except that the persons specified in the indemnity provisions herein (including Sections 18 and 19) are intended third party beneficiaries of such indemnity provisions.

38.                               Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

39.                               Assignment and Binding Effect.  This Agreement or any portion thereof and the rights and obligations hereunder shall not be assignable or delegable by either Party without the prior written consent of the other Party.  Except as provided in the preceding sentence, the terms, provisions, covenants, representations, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and assigns.

40.                               Bonds.  Prior to Closing, Buyer shall take such actions as may be necessary or appropriate so that all surety bonds, guaranties, and cash collateral listed on Schedule 40 will be released and replaced immediately after Closing with comparable surety bonds, guaranties, and cash collateral from Buyer or an Affiliate of Buyer.  Buyer shall promptly reimburse Seller for any losses or costs incurred by Seller in connection with such surety bonds, guaranties, or cash collateral after Closing.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

“Seller”

CRIMSON EXPLORATION OPERATING, INC.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Sr. Vice President & CFO

“Buyer”

PETROSHARE CORP.

By:	/s/ Frederick J. Witsell
Name:	Frederick J. Witsell
Title:	President

LIST OF SCHEDULES AND EXHIBITS

Schedules:

Schedule 6(c)                       Scheduled Consents

Schedule 6(f)                        Tax Partnerships

Schedule 6(g)                       Description of Claims

Schedule 6(m)                  Material Contracts

Schedule 6(p)                      Seller’s Knowledge Personnel

Schedule 9                                     Pre-Closing Operations

Schedule 40                              Bonds

Exhibits:

A                                       Definitions

B                                       Oil and Gas Interests - Leases

C                                       Oil and Gas Interests — Wells

D                                       [reserved]

E                                        Net Revenue Interest and Working Interest; Allocated Values

Seller Disclosure Schedules

The following disclosure schedules (the “Disclosure Schedules”) is furnished by crimson exploration operating, inc., a delaware corporation (“Seller”), in connection with that certain purchase and sale agreement, dated as of november 21, 2016 (the “Agreement”) between the company, and petroshare corp., a colorado corporation (“Buyer”).  Capitalized terms used in these disclosure schedules but not defined herein shall have the meanings assigned to them in the agreement.

Nothing in these disclosure schedules shall constitute an admission of any liability or obligation of the seller or any of its affiliates to any person, or an admission to any person against the seller’s or its affiliates’ interests.  These disclosure schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the seller, except as and to the extent provided in the agreement.

SECTION 6(C)
SCHEDULED CONSENTS

•                  State of Colorado Oil and Gas Lease No. OG 70/7753-S dated March 18, 1970

•                  State of Colorado Oil and Gas Lease No. OG 89/6067-S dated March 30, 1989

SECTION 6(G)

DESCRIPTION OF CLAIMS

None

SECTION 6(F)

TAX PARTNERSHIPS

None

SCHEDULE 6(M)
MATERIAL CONTRACTS

TYPE OF CONTRACT	DATE OF CONTRACT	COUNTERPARTY
Marketing, processing, transportation, etc.	11-1-2015	DCP Midstream
Marketing, processing, transportation, etc.	12-9-1983	DCP Midstream
Marketing, processing, transportation, etc.	4-15-1987	Encana
Marketing, processing, transportation, etc.	9-22-1982	Encana
Marketing, processing, transportation, etc.	7-14-1983	Encana
Marketing, processing, transportation, etc.	7-25-1983	Encana
Marketing, processing, transportation, etc.	11-1-1993	Encana
Marketing, processing, transportation, etc.	12-23-1983	Encana
Marketing, processing, transportation, etc.	4-9-1987	Encana

SCHEDULE 6(P)
SELLER’S KNOWLEDGE PERSONNEL

•                  Carl Isaac, Sr. Vice President — Operations

•                  Jeff Sikora, Vice President — Land

SCHEDULE 9
PRE-CLOSING OPERATIONS

None

SCHEUDLE 40
BONDS

Blanket plugging and surface bonds posted with the Colorado Oil & Gas Conservation Commission

Exhibit A

Definitions

The following terms, when used in this Agreement and the attached schedules and exhibits, shall have the meanings given below.

“Agreement” is defined in the preamble.

“Assignment” means the mutually-agreeable Assignment, Assumption Agreement, and Bill of Sale to be delivered at Closing pursuant to Section 14(a).

“Base Purchase Price” is defined in Section 2(a).

“Buyer” is defined in the preamble.

“Buyer Parties” is defined in Section 18(a).

“Casualty Loss” means, with respect to all or any portion of the Subject Assets, any material destruction by fire, blowout, storm, or other similar casualty of all or any portion of the Subject Assets between the date hereof and Closing.

“Claims” means any and all claims, losses, damages, costs, expenses, suits, causes of action, or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including any interest, penalty, and any attorneys’ fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Closing” and “Closing Date” are defined in Section 13.

“Closing Statement Arbitrator” is defined in Section 15(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Buyer, dated August 24, 2016.

“Current Tax Period” is defined in Section 16.

“Defensible Title” is defined in Section 3(a).

“Effective Time” is defined in Section 1.

“Environmental Defect” is defined in Section 5(a).

“Environmental Law” is defined in Section 19(a).

“Excluded Assets” means: (i) all of Seller’s corporate minute books and corporate financial, legal and tax records that relate to Seller’s businesses generally; (ii) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Subject Assets with respect to any period of time prior to the Effective Time; (iii) all claims and causes of action of Seller arising under or with respect to any contracts included in the Oil and Gas Interests that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (iv) all rights and interests of Seller under any policy or agreement of insurance, under any bond, or to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (v) all claims of Seller for refunds of, credits attributable to, or loss carry forwards with respect to taxes attributable to any period (or portion thereof) prior to the Effective Time; (vi) all documents and instruments of Seller that are protected by legal privilege (except for title opinions); (vii) all data and contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (viii) all audit rights arising under any of the contracts or otherwise with respect to any period prior to the Effective Time; (ix) all geophysical and other seismic and related technical data and information relating to the Subject Assets; (x) all swap, futures, or derivative contracts backed by or related to the hydrocarbons associated with the Subject Assets, (xi) right, title and interest in easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, and similar rights, obligations and interests, to the extent they are attributable and allocable to rights and interests retained by Seller (if any); (xii) pipelines, equipment and other facilities located on the Leases that are not associated with or used (or have never been used) in connection with the Subject Assets; (xiii) (a) radio towers, remote terminal units, all SCADA equipment that is associated with locations other than the Subject Assets, personal computer equipment, communication equipment (including licensed and unlicensed radios located on the Leases), and photocopy machines, wherever located, (b) all leased vehicles and equipment, and (c) all third party equipment and property located on or used in connection with the Subject Assets, including without limitation contractor equipment; and (xiv) any records or information that Seller considers proprietary or confidential (including without limitation, employee information, internal valuation data, reserve reports, etc.), or which Seller cannot legally provide to Buyer because of third party restrictions.

“Final Closing Statement” is defined in Section 15(a).

“Hard Consent” is defined in Section 12(c).

“Individual Environmental Defect Threshold” is defined in Section 5(d).

“Individual Title Defect Threshold” is defined in Section 4(d).

“Leases” means the oil and gas leases, leasehold interests, and other rights and interests described in Exhibit B, together with all amendments, supplements, renewals, extensions and ratifications thereof.

“Material Contract” means to the extent binding on the Leases or Buyer’s ownership thereof after Closing, any contract or agreement (excluding Leases and joint operating agreements) which (a) can reasonably be expected to result in gross revenue per fiscal year in excess of One Million Dollars ($1,000,000.00) or (b) can reasonably be expected to result in expenditures per fiscal year in excess of One Million Dollars ($1,000,000.00), in each case, net to the aggregate interests of Seller.

“Net Revenue Interest” is defined in Section 3(a)(i).

“NORM” is defined in Section 5(e).

“Oil and Gas Interests” means all of Seller’s right, title, and interest in and to the following rights, interests, and assets:

(i)                                     the Leases and all interests derivative therefrom such as overriding royalty interests, net profits interests, etc.;

(ii)                                  the oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells located on or within the geographic boundaries of the Leases, and including those wells (whether or not located on or within the geographic boundaries of the Leases) described on Exhibit C (the “Wells”);

(iii)                               the rights-of-way, easements, surface use agreements, licenses, farmouts, farmins, options, orders, and other contracts or agreements of a similar nature to the extent relating to the Leases;

(iv)                              the equipment, materials, fixtures, and improvements located on the lands covered by the Leases as of the Effective Time, appurtenant thereto, or used or obtained in connection with the Leases or with the production, treatment, sale, or disposal of hydrocarbons or waste produced therefrom or attributable thereto, and other appurtenances thereunto belonging, other than leased equipment located on the Leases;

(v)                                 the unitization, pooling, and the units created thereby which relate to the Leases or which relate to units or wells located on the lands covered by the Leases, including the units formed under orders, regulations, rules, and other official acts of the governmental authority having jurisdiction, together with any right, title, and interest created thereby in the Leases; and

(vi)                              all contracts, agreements and instruments that are binding on the Leases or Wells or that relate to the ownership or operation thereof (but only to the extent applicable to the Leases and/or Wells) including operating agreements, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, gas purchase contracts, product purchase and sale agreements, gas gathering agreements, and gas processing agreements (in each case, to the extent the same are assignable).

“Party” and “Parties” are defined in the preamble.

“Performance Deposit” is defined in Section 2(b).

“Permitted Encumbrances” is defined in Section 3(b).

“Preferential Purchase Right” means any option, right of first refusal, or similar preferential purchase right burdening any of the Oil and Gas Interests.

“Purchase Price” is defined in Section 2(a).

“Records” is defined in Section 8(a).

“Royalty Owners” is defined in Section 17(b).

“Scheduled Consents” is defined in Section 6(c).

“Seller” is defined in the preamble.

“Seller Parties” is defined in Section 19(b).

“Small Claims” is defined in Section 18(d).

“Subject Assets” means the Oil and Gas Interests, but excluding the Excluded Assets.

“Suspended Funds” is defined in Section 16(b).

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any federal, state, or local taxing authority, including any interest, penalties, or additions attributable thereto.

“Title Defect” is defined in Section 3(c).

“Title Defect Amount” means the amount by with the Allocated Value of the Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount:

(ii)                                  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect;

(iii)                               if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Well and (B) the Net Revenue Interest stated on Exhibit E for such Well, then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit E;

(iv)                              if the Title Defect represents a discrepancy between (A) the number of net acres for any Oil and Gas Interests and (B) the number of net acres stated on Exhibit B for such Oil and Gas Interests, then the Title Defect Amount shall be the product of the Allocated Value of such Oil and Gas Interests multiplied by a fraction, the numerator of which is the number of net acre decrease and the denominator of which is the number of net acres stated on Exhibit B.

“Transfer Taxes” is defined in Section 16(b).

“Wells” is defined in clause (ii) of the definition of Oil & Gas Interests.

“Working Interest” is defined in Section 3(a)(ii).

Exhibit B to Purchase & Sale Agreement dated 11-21-2016

CEOI Lease No.	Lessor	Lessee	Lease date	Book/Pg	County	Legal Description Being Assigned

0000201-000-L	Champlin Petroleum Company	Amoco Production Company	05/24/72	1810/867 671/-	Weld Adams	T1S-R65W SEC 15: S/2 SE/4; SEC 19: SE/4, SW/4; SEC 23: W/2 SE/4, SW/4 640 acres ADAMS CO, Colorado
0000203-000-L	Union Pacific Railroad Company	Pan American Petroleum Corporation	08/06/70	1623/63	Adams	T1S-R64W SEC 17: 160 acres; SEC 19: 240 acres; SEC 29: 80 acres 480 acres Adams Co, Colorado
0000204-000-L	Champlin Petroleum Company	Amoco Production Company	05/01/72	1807/160	Adams	T2S-R64W Sec 21: 160 acres; Sec 27: 160 acres; Sec 23: 80 acres (N2SW4); Sec 25: 80 acres (N2SE4); Sec 13: 80 acres (W2NW4); Sec 21: 160 acres; Sec 27: 160 acres 880 acres ADAMS CO, Colorado
0000206-000-L	Champlin Petroleum Company	Amoco Production Company	06/30/77	2167/15	Adams	T1S-R59W Sec 33: 320 acres (S2) T2S-R59W Sec 5: 320 acres (SW4, NW4SE4, S2SE4, NE4SE4) T2S-R60W Sec 13: 320 acres (SW4, NW4); Sec 3: 320 acres (W2) 1280 acres ADAMS CO, Colorado
0000208-000-L	Champlin Petroleum Company	Amoco Production Company	04/26/71	1723/140	Adams

T2S-R63W
Sec 3: 240 acres (S/2NW/4, N/2SE/4, S/2SW/4); Sec 15: 320 acres (W/2 - limited to depths below the base of the “J” Sandstone formation); Sec 21: 200 acres (SW/4SW/4, NW/4 - limited to the base of the “J” Sandstone formation); Sec 27: 360 acres (NE/4SE/4, SW/4NW/4, W/2SW/4, SE/4SW/4, SE/4SE/4, NW/4SE/4, NE/4SW/4, SW/4SE/4) 1120 acres Adams Co, Colorado

0000210-000-L	Union Pacific Railroad Company	Pan American Petroleum Corporation	08/06/70	1623/66	Adams	T1S-R63W Sec 35: 160 acres (NW/4) 160 acres ADAMS CO, Colorado
0000213-001-L	Walt Habel, Inc	John W McKnab	07/05/69	1535/425	Adams	T2S-R62W Sec 22: 320 acres (W/2); Sec 23: 360 acres; Sec 34: 160 acres 840 acres Adams Co, Colorado
0000213-002-L	John T Burch	John W McKnab	07/28/69	1536/72	Adams	T2S-R62W Sec 22: 320 acres (W/2); Sec 23: 360 acres; Sec 34: 160 acres 840 acres Adams Co, Colorado
0000214-000-L	Champlin Petroleum Company	Amoco Production Company	03/14/72	1793/445	Adams	T2S-R62W Sec 23: 120 acres (SW4SE4, E2NE/4) T3S-R62W Sec 5: 80 acres (S2SE4); Sec 9: 40 acres (NW4SW4) 240 acres Adams Co, Colorado
0000215-000-L	STATE OF COLORADO	ROBERT L. BAYLESS, AGENT	03/30/89	3564/613	Adams	T1S-R65W Sec 16: 320 acres (E2) 320 acres Adams Co, Colorado

1

0000216-000-L	Champlin Petroleum Company	Amoco Production Company	10/05/77	2685/496	Arapahoe	T5S-R62W SEC 29: 360 acres (NW4NW4, W2SE4, S2SW4, N2SW4, S2NW4) T5S-R63W Sec 1: 320 acres 680 acres ARAPAHOE COUNTY, COLORADO
0000218-000-L	Champlin Petroleum Company	Amoco Production Company	07/02/76	2477/29	Arapahoe	T4S-R63W Sec 35: 320 acres (SW4, S2NW4, SW4SE4, NW4SE4) 320 acres ARAPAHOE CO, COLORADO
0000221-000-L	Champlin Petroleum Company	Amoco Production Company	08/01/77	309/187	Arapahoe

T6S-R64W
Sec 17: 280 acres (NE4SW4, W2SE4, NE4SE4. S2SW4, SE4SE4); Sec 19: 240 acres (W2SE4, W2NE4, SE4SE4, NE4SE4); Sec 21: 80 acres (NW4NW4, SW4NW4); Sec 15: 120 acres (W2SE4, SE4SE4) 720 acres ELBERT CO, COLORADO

0000223-000-L	LORENA M NORDMAN ESTATE BY	ROCKY MOUNTAIN PRODUCTION COMPANY	08/18/82	349/955	Elbert	T6S-R64W Sec 20: 320 acres (E2) 320 acres ELBERT CO, COLORADO
0000226-000-L	Champlin Petroleum Company	Amoco Production Company	12/12/77	821/- 2214/135	Weld Adams

T1N-R64W
Sec 15: 240 acres; Sec 27: 400 acres (SE4SE4 limited to 7754’, SW4 limited to 7852’, S2NW4 limited to 7879’, W2SE4, NE4SE4 limited to 7754’); Sec 33: 320 acres (W2SW4 all, E2SW4, SE4 limited to “J” Sandstone formation); Sec 35: 240 acres (NW4, N2SW4 limited to 7730’); Sec 31: 240 acres
T1S-R63W
Sec 31: 160 acres (N2SE4, E2SW4) 80 acres - unknown 1680 acres Weld Co, Colorado

0000229-001-L	Raymond Kissler and wife Mildred R Kissler	Centennial Petroleum Inc.	03/19/82	967/-	Weld	T4N-R66W Sec 21: 80 acres (N2NW4, lying East of the Western Mutual Ditch Co ROW 80 acres Weld Co, Colorado
0000229-002-L	Lillie M Eckhardt Estate	Centennial Petroleum Inc.	05/01/82	970/-	Weld	T4N-R66W Sec 21: 80 acres (N2NW4, lying East of the Western Mutual Ditch Co ROW 80 acres Weld Co, Colorado
0000229-003-L	Florence C Miller, a widow	Centennial Petroleum Inc.	04/19/82	970/-	Weld	T4N-R66W Sec 21: 80 acres (N2NW4, lying East of the Western Mutual Ditch Co ROW 80 acres Weld Co, Colorado
0004000-000-L	Union Pacific Railroad Company	Pan American Petroleum Corporation	08/11/70	1623/299	Adams	234.35 ACRES OUT OF 5,709.26 ACRES, MORE OR LESS, IN ADAMS COUNTY, COLORADO
0004001-000-L	Union Pacific Railroad Company	Pan American Petroleum Corporation	11/09/70	1651/6	Adams	T2S-R63W 560 acres out of 5,536.62 acres - Adams Co, Colorado
0004002-000-L	Union Pacific Railroad Company	Pan American Petroleum Corporation	01/04/71	1666/52	Adams	T1S-R64W Sec 1: 80 acres; Sec 5: 80 acres; Sec 9: 80 acres T1S-R63W Sec 7: 80 acres 360 acres Adams Co, Colorado
0004003-000-L	Champlin Petroleum Company	Amoco Production Company	08/02/71	1743/178	Adams	T2S-R61W Sec 15: 80 acres; Sec 19: 40 acres 120 acres Adams Co, Colorado

2

0004004-000-L	Champlin Petroleum Company	Amoco Production Company	10/25/71	1767/180	Adams	T2S-R66W Sec 9: 320 acres; Sec 11: 40 acres 360 acres Adams Co, Colorado
0004005-000-L	Champlin Petroleum Company	Amoco Production Company	10/31/75	2041/119	Adams	T2S-R64W Sec 31: 80 acres 80 acres Adams & Arapahoe Co, Colorado
0004006-000-L	Champlin Petroleum Company	Amoco Production Company	01/30/76	2082/672	Adams	T3S-R62W Sec 21: 80 acres; Sec 23: 40 acres 1200 acres Adams & Arapahoe Co, Colorado
0004007-000-L	Champlin Petroleum Company	Amoco Production Company	10/01/76	2122/257	Adams	T1N-R65W Sec 21: 320 acres; Sec 5: 80 acres; Sec 9: 80 acres T1S-R65W Sec 3: 320 acres 640 acres Adams & Weld Co, Colorado
0004008-000-L	Champlin Petroleum Company	Amoco Production Company	06/13/77	2163/127	Adams	T1S-R63W Sec 15: 280 acres; Sec 25: 320 acres T1S-R62W Sec 21: 320 acres; Sec 32: 160 acres; Sec 33: 280 acres 1,360 acres Adams Co, Colorado
0004009-000-L	Champlin Petroleum Company	Amoco Production Company	06/17/77	2161/4007	Adams	T1S-R61W Sec 3: 320 acres; Sec 27: 320 acres; Sec 35: 320 acres 960 acres Adams Co, Colorado
0004011-000-L	Champlin Petroleum Company	Amoco Production Company	04/01/77	2147/154	Adams	T2S-R61W Sec 11: 200 acres 200 acres Adams Co, Colorado
0004012-000-L	STATE OF COLORADO, ACTING BY AND THROUGH THE STATE BOARD OF LAND COMMISSIONERS	MIDWEST OIL CORPORATION	03/18/70	1977/294	Adams	640.00 ACRES, MORE OR LESS, BEING SECTION 16, T2S,R63W, N2;SW/4:#6602; SE/4:#4729, ADAMS COUNTY, COLORADO
0004013-000-L	Champlin Petroleum Company	Amoco Production Company	03/03/77	306/140	Elbert	T6S R62W Sec 1: Gr acs: 160.00000 net acs: 160.0000
0004014-000-L	Champlin Petroleum Company	Amoco Production Company	10/11/76	787/-	Weld	240 ACRES, MORE OR LESS, IN SECTION 15 TOWNSHIP 1N, RANGE 64W, BEING THE E/2NW/4, W/2SW/4, W/2SE/4, WELD COUNTY, COLORADO.
0004015-001-L	OLIN J. THOMPSON AND WIFE, MYRTLE E. THOMPSON	THE COLTON COMPANY	01/21/81	2535/186	Adams	80 ACRES, MORE OR LESS, OUT OF 320 ACRES, BEING THE S/2SW/4, SECTION 10, TOWNSHIP 3S, RANGE 61W, ADAMS COUNTY, COLORADO.
0004015-002-L	CLARA A. PRICE, A WIDOW	THE COLTON COMPANY	01/21/81	2535/184	Adams	80 ACRES OUT OF 320 ACRES, BEING THE S/2SW/4, SECTION 10, TOWNSHIP 3S, RANGE 61 WEST. ADAMS COUNTY, COLORADO
0004016-000-L	CHARLES T. HEINRICY AND DAVEDA M. HEINRICY	JOHN W. MCKNAB	07/07/69	1534/196	Adams	80 ACRES, MORE OR LESS, OUT OF T3S R62W SEC 8, SEC 14 SEC 22:N/2 SEC 44 NW/4 NW/4, ADAMS COUNTY, COLORADO, CONTAINING 1,640.00 ACRES, MORE OR LESS.
1044583-000-L	Western Mutual Ditch Company (FKA Western Drainage and Water Supply)	Centennial Petroleum Inc.	09/07/82	977/-	Weld	T4N-R66W SEC 21: the Western Mutual Ditch Company right-of-way as it runs through said section, containing 7.20 acs, mol.
1044584-000-L	James D Kissler and wife Marilee	Centennial Petroleum Inc.	03/19/82	967/-	Weld	T4N-R66W SEC 21: that part of the N/2 lying West of the Western Mutual Ditch Company R-O-W (more fully described by metes and bounds in lease), Weld Co, Colorado, containing 72.9 acs, mol.

3

Exhibit C to Purchase & Sale Agreement dated 12-21-2016

CEOI Well number	Well name	St	County Name	Operator name	WI	NRI	Status	API#
CO.600.015	Abbott Lands #21-35	CO	Weld	Crimson Exp Operating, Inc.	0.57356250	0.41583281	PR	05-123-11459
CO.600.020	Abbott Lands # 3	CO	Weld	Crimson Exp Operating, Inc.	0.57356250	0.41583281	PR	05-123-11147
CO.600.025	Amoco State 43-16	CO	Adams	Crimson Exp Operating, Inc.	0.65871120	0.49403030	PR	05-001-08703
CO.600.030	Amoco State 42-16	CO	Adams	Crimson Exp Operating, Inc.	0.65871120	0.49403030	PR	05-001-08669
CO.600.035	Amoco State 41-16	CO	Adams	Crimson Exp Operating, Inc.	0.93883849	0.70412825	PR	05-001-09558
CO.600.040	Antelope Farms 23-27	CO	Adams	Crimson Exp Operating, Inc.	1.00000000		SI	05-001-08697
CO.600.050	Bradbury A-1	CO	Adams	Crimson Exp Operating, Inc.	0.52668750	0.47704680	PR	05-001-08138
CO.600.060	Brnak 33-31	CO	Weld	Crimson Exp Operating, Inc.	0.50500000	0.37875000	PR	05-123-11906
CO.600.065	Bruchez 1	CO	Arapahoe	Crimson Exp Operating, Inc.	0.76875000	0.57657177	PR	05-005-06531
CO.600.070	Compton 34-27	CO	Adams	Crimson Exp Operating, Inc.	0.75705657	0.56779230	SI	05-001-08733
CO.600.085	Habel B-1	CO	Adams	Crimson Exp Operating, Inc.	0.78087094	0.65672110	PR	05-001-06615
CO.600.090	Habel A-1	CO	Adams	Crimson Exp Operating, Inc.	0.78087094	0.65575110	SI	05-001-06571
CO.600.095	Habel A-2	CO	Adams	Crimson Exp Operating, Inc.	0.99621067	0.83983760	PR	05-001-09429
CO.600.100	Hartnagle 14-35	CO	Adams	Crimson Exp Operating, Inc.	0.62821232	0.47115920	PR	05-001-08473
CO.600.110	Kalcevic 22-3	CO	Adams	Crimson Exp Operating, Inc.	0.37875000	0.28406250	PR	05-001-08362
CO.600.115	Kalcevic 24-3	CO	Adams	Crimson Exp Operating, Inc.	0.37875000	0.28406250	PR	05-001-08506
CO.600.120	Kalcevic 33-3	CO	Adams	Crimson Exp Operating, Inc.	0.37875000	0.28406250	PR	05-001-08480
CO.600.125	Kissler 1	CO	Weld	Crimson Exp Operating, Inc.	0.99500000	0.76877569	PR	05-123-10935
CO.600.126	KISSLER K21-18D	CO	Weld	NOBLE ENERGY INC	0.24890626	0.19476832	PR	05-123-31502
CO.600.130	Kissler 2	CO	Weld	Crimson Exp Operating, Inc.	0.99500000	0.76877569	PR	05-123-23527
CO.600.140	E. Miller Trust 44-17	CO	Elbert	Crimson Exp Operating, Inc.	0.81555919	0.61592829	SI	05-039-06581
CO.600.145	Mundell 12-21	CO	Adams	Crimson Exp Operating, Inc.	0.66586521	0.59141130	PR	05-001-08415
CO.600.150	Nordman Trust 33-20	CO	Elbert	Crimson Exp Operating, Inc.	0.79723062	0.62172835	PR	05-039-06524
CO.600.155	Nordman Trust 41-20	CO	Elbert	Crimson Exp Operating, Inc.	0.84533132	0.65780400	SI	05-039-06553
CO.600.160	Nordman Trust 42-20X	CO	Elbert	Crimson Exp Operating, Inc.	0.78825767	0.61781088	PR	05-039-06541
CO.600.165	Nordman Trust 32-20	CO	Elbert	Crimson Exp Operating, Inc.	0.78812955	0.61771474	PR	05-039-06502
CO.600.170	RHINE 01	CO	Arapahoe	Crimson Exp Operating, Inc.	0.82128206	0.62022041	PR	05-005-06815
CO.600.175	Running Creek 11-21	CO	Elbert	Crimson Exp Operating, Inc.	0.67790866	0.50843149	PR	05-039-06558
CO.600.190	Stevens 34-15	CO	Adams	Crimson Exp Operating, Inc.	0.93734991	0.52761170	PR	05-001-08741
CO.600.195	Unruh 13-23	CO	Adams	Crimson Exp Operating, Inc.	0.99724375	0.72793290	PR	05-001-09430
CO.600.200	Unruh 23-23	CO	Adams	Crimson Exp Operating, Inc.	0.75916046	0.56637660	PR	05-001-08340
CO.600.210	Wagner 12-19	CO	Adams	Crimson Exp Operating, Inc.	0.67437500	0.50578120	PR	05-001-08361
CO.600.215	Williams 44-27	CO	Adams	Crimson Exp Operating, Inc.	0.50500000	0.37875000	SI	05-001-08393

1

CO.600.230	Everitt 43-19	CO	Elbert	Crimson Exp Operating, Inc.	0.81219820	0.61340737	PR	05-039-06506
CO.600.235	ZABKA K 21-31	CO	Weld	NOBLE ENERGY INC	0.24890626	0.18533594	PR	05-123-26944
CO.600.240	HAREN K 21-28	CO	Weld	HILCORP ENERGY I LP	0.24875000	0.00776153	DR	05-123-28122
CO.600.245	HAREN K 21-29	CO	Weld	HILCORP ENERGY I LP	0.49750000	0.01552307	DR	05-123-28123
CO.600.250	OWENS K 21-30D	CO	Weld	NOBLE ENERGY INC	0.24890625	0.18533594	PR	05-123-28167

2

Well no.	Status	API
CO.600.015	PR	05-123-11459
CO.600.020	PR	05-123-11147
CO.600.025	PR	05-001-08703
CO.600.030	PR	05-001-08669
CO.600.035	PR	05-001-09558
CO.600.040	SI	05-001-08697
CO.600.050	PR	05-001-08138
CO.600.060	PR	05-123-11906
CO.600.065	PR	05-005-06531
CO.600.070	SI	05-001-08733
CO.600.075	SI	05-001-06811
CO.600.085	PR	05-001-06615
CO.600.090	SI	05-001-06571
CO.600.095	PR	05-001-09429
CO.600.100	PR	05-001-08473
CO.600.110	PR	05-001-08362
CO.600.115	PR	05-001-08506
CO.600.120	PR	05-001-08480
CO.600.125	PR	05-123-10935
CO.600.126	PR	05-123-31502
CO.600.130	PR	05-123-23527
CO.600.140	SI	05-039-06581
CO.600.145	PR	05-001-08415
CO.600.150	PR	05-039-06524
CO.600.155	SI	05-039-06553
CO.600.160	PR	05-039-06541
CO.600.165	PR	05-039-06502
CO.600.170	PR	05-005-06815
CO.600.175	PR	05-039-06558
CO.600.190	PR	05-001-08741
CO.600.195	PR	05-001-09430
CO.600.200	PR	05-001-08340
CO.600.210	PR	05-001-08361
CO.600.215	SI	05-001-08393
CO.600.230	PR	05-039-06506
CO.600.235	PR	05-123-26944
CO.600.240	DR	05-123-28122
CO.600.245	DR	05-123-28123
CO.600.250	PR	05-123-28167

Exhibit E to Purchase and Sale Agreement dated November 21, 2016

Lease No. Lessor	Lessee	County	Twp	Rng	Sec	Desc	Sec report gross acres	Co Net Acres*	$/acre	Value
0000201-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1S	65W	15	S2SE	80.0000	56.0000	$3,525	$197,400
0000201-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1S	65W	19	S2	320.0000	224.0000	$3,525	$789,600
0000201-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1S	65W	23	W2SE, SW	240.0000	168.0000	$3,525	$592,200
0000201-000-L Total							640.0000	448.0000	$—	$1,579,200
0000203-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	64W	17		160.0000	112.0000	$—	$—
0000203-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	64W	19		240.0000	168.0000	$—	$—
0000203-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	64W	29		80.0000	56.0000	$—	$—
0000203-000-L Total							480.0000	336.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	13	W2NW	80.0000	56.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	21		160.0000	112.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	21		160.0000	112.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	23	N2SW	80.0000	56.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	25	N2SE	80.0000	56.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	27		160.0000	112.0000	$—	$—
0000204-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	27		160.0000	112.0000	$—	$—
0000204-000-L Total							880.0000	616.0000	$—	$—
0000206-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	59W	33	S2	320.0000	224.0000	$—	$—
0000206-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	59W	5	SW, NE	320.0000	224.0000	$—	$—
0000206-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	60W	3	W2	320.0000	224.0000	$—	$—
0000206-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	60W	13	W2	320.0000	224.0000	$—	$—
0000206-000-L Total							1,280.0000	896.0000	$—	$—
0000208-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	63W	3	S2NW, N2SE, S2SW	240.0000	168.0000	$—	$—
0000208-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	63W	15	W2	320.0000	224.0000	$—	$—
0000208-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	63W	21	SWSW, NW	200.0000	140.0000	$—	$—
0000208-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	63W	27	S2, SWNW	360.0000	252.0000	$—	$—
0000208-000-L Total							1,120.0000	784.0000	$—	$—
0000210-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	63W	35	NW	160.0000	112.0000	$—	$—
0000210-000-L Total							160.0000	112.0000	$—	$—
0000213-001-L Walt Habel, Inc	John W McKnab	Adams	2S	62W	22	W2	320.0000	210.0000	$—	$—
0000213-001-L Walt Habel, Inc	John W McKnab	Adams	2S	62W	23		360.0000	236.2500	$—	$—
0000213-001-L Walt Habel, Inc	John W McKnab	Adams	2S	62W	34		160.0000	105.0000	$—	$—
0000213-001-L Total							840.0000	551.2500	$—	$—
0000213-002-L John T Burch	John W McKnab	Adams	2S	62W	22	W2	0.0000	14.0000	$—	$—
0000213-002-L John T Burch	John W McKnab	Adams	2S	62W	23		0.0000	15.7500	$—	$—
0000213-002-L John T Burch	John W McKnab	Adams	2S	62W	34		0.0000	7.0000	$—	$—
0000213-002-L Total							0.0000	36.7500	$—	$—
0000214-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	62W	23	SWSE, E2NE	120.0000	84.0000	$—	$—
0000214-000-L Champlin Petroleum Company	Amoco Production Company	Adams	3S	62W	5	S2SE	80.0000	56.0000	$—	$—
0000214-000-L Champlin Petroleum Company	Amoco Production Company	Adams	3S	62W	9	NWSW	40.0000	28.0000	$—	$—
0000214-000-L Total							240.0000	168.0000	$—	$—
0000215-000-L STATE OF COLORADO	ROBERT L. BAYLESS, AGENT	Adams	1S	65W	16	E2	320.0000	210.7876	$3,525	$743,026
0000215-000-L Total							320.0000	210.7876		$743,026
0000216-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	5S	62W	29	NWNW, S2NW, S2, W2SE	360.0000	252.0000	$—	$—
0000216-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	5S	63W	1		320.0000	224.0000	$—	$—
0000216-000-L Total							680.0000	476.0000	$—	$—
0000218-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	4S	63W	35	SW, S2NW, W2SE	320.0000	224.0000	$—	$—
0000218-000-L Total							320.0000	224.0000	$—	$—
									$—	$—
0000221-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	6S	64W	15	W2SE, SESE	120.0000	84.0000	$—	$—
0000221-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	6S	64W	17	SWSW, E2SW, SE	280.0000	196.0000	$—	$—
0000221-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	6S	64W	19	SE, W2NE	240.0000	168.0000	$—	$—

0000221-000-L Champlin Petroleum Company	Amoco Production Company	Arapahoe	6S	64W	21	W2NW	80.0000	56.0000	$—	$—
0000221-000-L Total							720.0000	504.0000	$—	$—
0000223-000-L LORENA M NORDMAN ESTATE BY	ROCKY MOUNTAIN PRODUCTION COMPANY	Elbert	6S	64W	20	E2	320.0000	224.0000	$—	$—
0000223-000-L Total							320.0000	224.0000	$—	$—
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1N	64W	15		240.0000	168.0000	$470	$78,960
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1N	64W	27	S2, S2NW	400.0000	280.0000	$470	$131,600
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1N	64W	31		240.0000	168.0000	$470	$78,960
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1N	64W	33	S2	320.0000	224.0000	$470	$105,280
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1N	64W	35	NW, N2SW	240.0000	168.0000	$470	$78,960
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1S	63W	31	N2SE, E2SW	160.0000	112.0000	$—	$—
0000226-000-L Champlin Petroleum Company	Amoco Production Company	Weld/Adams	1S	63W			80.0000	56.0000	$—	$—
0000226-000-L Total							1,680.0000	1,176.0000		$473,760
0000229-001-L Raymond Kissler and wife Mildred R Kissler	Centennial Petroleum Inc.	Weld	4N	66W	21	N2NW	80.0000	14.0000	$3,525	$49,350
0000229-001-L Total							80.0000	14.0000		$49,350
0000229-002-L Lillie M Eckhardt Estate	Centennial Petroleum Inc.	Weld	4N	66W	21	N2NW	0.0000	14.0000	$3,525	$49,350
0000229-002-L Total							0.0000	14.0000		$49,350
0000229-003-L Florence C Miller, a widow	Centennial Petroleum Inc.	Weld	4N	66W	21	N2NW	0.0000	14.0000	$3,525	$49,350
0000229-003-L Total							0.0000	14.0000		$49,350
0004000-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	3S	61W	9	NWSE	40.0000	28.0000	$—	$—
0004000-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	3S	61W	15	E2SW	80.0000	56.0000	$—	$—
0004000-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	3S	61W	17	SWNW	40.0000	28.0000	$—	$—
0004000-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	3S	61W	19	LOT 2 (34.35), SENW	74.3500	52.0450	$—	$—
0004000-000-L Total							234.3500	164.0450	$—	$—
0004001-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	2S	63W			560.0000	392.0000	$—	$—
0004001-000-L Total							560.0000	392.0000	$—	$—
0004002-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	63W	7		80.0000	56.0000	$—	$—
0004002-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	64W	1		80.0000	56.0000	$—	$—
0004002-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	64W	5		80.0000	56.0000	$—	$—
0004002-000-L Union Pacific Railroad Company	Pan American Petroleum Corporation	Adams	1S	64W	9		80.0000	56.0000	$—	$—
0004002-000-L Total							320.0000	224.0000	$—	$—
0004003-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	61W	15		80.0000	56.0000	$—	$—
0004003-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	61W	19		40.0000	28.0000	$—	$—
0004003-000-L Total							120.0000	84.0000	$—	$—
0004004-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	66W	9	W2	320.0000	224.0000	$3,525	$789,600
0004004-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	66W	11	SWSW	40.0000	28.0000	$3,525	$98,700
0004004-000-L Total							360.0000	252.0000		$888,300
0004005-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	64W	31		80.0000	56.0000	$—	$—
0004005-000-L Total							80.0000	56.0000	$—	$—
0004006-000-L Champlin Petroleum Company	Amoco Production Company	Adams	3S	62W	21		80.0000	56.0000	$—	$—
0004006-000-L Champlin Petroleum Company	Amoco Production Company	Adams	3S	62W	23		40.0000	28.0000	$—	$—
0004006-000-L Total							120.0000	84.0000	$—	$—
0004007-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1N	65W	21	S2	320.0000	224.0000	$470	$105,280
0004007-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	65W	3	S2	320.0000	224.0000	$3,525	$789,600
0004007-000-L Total							640.0000	448.0000		$894,880
0004008-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	62W	21		320.0000	224.0000	$—	$—
0004008-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	62W	32		160.0000	112.0000	$—	$—
0004008-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	62W	33		280.0000	196.0000	$—	$—
0004008-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	63W	15		280.0000	196.0000	$—	$—
0004008-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	63W	25		320.0000	224.0000	$—	$—
0004008-000-L Total							1,360.0000	952.0000	$—	$—
0004009-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	61W	3		320.0000	224.0000	$—	$—
0004009-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	61W	27		320.0000	224.0000	$—	$—
0004009-000-L Champlin Petroleum Company	Amoco Production Company	Adams	1S	61W	35		320.0000	224.0000	$—	$—

0004009-000-L Total							960.0000	672.0000	$—	$—
0004011-000-L Champlin Petroleum Company	Amoco Production Company	Adams	2S	61W	11		200.0000	140.0000	$—	$—
0004011-000-L Total							200.0000	140.0000	$—	$—
0004012-000-L STATE OF COLORADO	MIDWEST OIL CORPORATION	Adams	2S	63W	16	ALL	640.0000	448.0000	$—	$—
0004012-000-L Total							640.0000	448.0000	$—	$—
0004013-000-L Champlin Petroleum Company	Amoco Production Company	Elbert	6S	62W	1		160.0000	112.0000	$—	$—
0004013-000-L Total							160.0000	112.0000	$—	$—
0004014-000-L Champlin Petroleum Company	Amoco Production Company	Weld	1N	64W	15	E2NW, W2SW, W2SE	240.0000	168.0000	$470	$78,960
0004014-000-L Total							240.0000	168.0000		$78,960
0004015-001-L OLIN J. THOMPSON AND WIFE, MYRTLE E. THOMPSON	THE COLTON COMPANY	Adams	3S	61W	10	S2SW	80.0000	28.0000	$—	$—
0004015-001-L Total							80.0000	28.0000	$—	$—
0004015-002-L CLARA A. PRICE, A WIDOW	THE COLTON COMPANY	Adams	3S	61W	10	S2SW	0.0000	28.0000	$—	$—
0004015-002-L Total							0.0000	28.0000	$—	$—
0004016-000-L CHARLES T. HEINRICY AND DAVEDA M. HEINRICY	JOHN W. MCKNAB	Adams	3S	62W			80.0000	56.0000	$—	$—
0004016-000-L Total							80.0000	56.0000	$—	$—
1044583-000-L Western Mutual Ditch Company	Centennial Petroleum Inc.	Weld	4N	66W	21		7.2000	5.0400	$2,766	$13,943
1044583-000-L Total							7.2000	5.0400		$13,943
1044584-000-L James D Kissler and wife Marilee	Centennial Petroleum Inc.	Weld	4N	66W	21		72.9000	51.0300	$3,525	$179,881
1044584-000-L Total							72.9000	51.0300		$179,881
Grand Total							15,994.4500	11,168.9026		$5,000,000